Exhibit 99.1

OriginOil’s Second Licensing Agreement Targets Canadian Oil Sands Market

Alberta-based investor group to build and sell complete systems to oil service companies working on oil and water recovery

Los Angeles, California – November 27, 2012 –OriginOil, Inc. (OTC/BB: OOIL), the developer of a breakthrough energy production process for harvesting algae and cleaning up oil & gas water, announced today that its second original equipment manufacturer’s (OEM) agreement will target oil service companies in the Canadian oil sands market.

Privately-held investor group LH Opportunity Group plans to work with Calgary-based specialty fabricator Ensteel Industries to design an end to end system, featuring OriginOil’s technology, for potential applications in the enhanced oil recovery and tailing pond water treatment markets.

LH was an early private investor in Athabasca Oil Corporation (TSX: ATH); while over its 40-year history, Ensteel has completed projects for companies like Propak Systems and Plains Fabrication that supply industry leaders in the Canadian oil and gas sector

Bill Ross, President of LH Opportunity Group, stated, “We are very excited to take the lead in the Canadian market with OriginOil’s breakthrough technology, CLEAN-FRAC.  Through Ensteel we believe we are very well equipped to begin manufacturing CLEAN-FRAC units in the very near term. We believe the opportunity in Canada is huge and our oil and gas community of decision makers is small and tight.”

Under the terms of the OEM agreement, OriginOil has granted a non-exclusive license to LH Opportunity Group to bundle OriginOil’s high-speed and chemical-free CLEAN-FRAC technology with systems that LH and Ensteel plan to develop. OriginOil will receive royalty payments based on a percentage of system sales revenue.

“Major oil sands producers in the region are expected to commit hundreds of millions of new dollars to water management and tailing pond treatment over the next few years,” said Riggs Eckelberry, OriginOil CEO. “Based on its track record, we have concluded that LH is an aggressive early adopter that is expected to quickly attack this new opportunity. We welcome LH and its partner Ensteel to our growing family of OEMs.”

OriginOil’s CLEAN-FRAC™ process is based on the company’s Solids Out of Solution™ technology that efficiently removes oils, suspended solids, insoluble organics and bacteria from produced or ‘frac flowback’ water, on a continuous flow basis and without the use of chemicals.

According to the US Bureau of Land Management, oil sand deposits are complex mixtures of sand, clays, water and bitumen, a “heavy” or highly viscous oil. The Alberta Geological Survey states that it takes from 2.5 to 4 barrels of water to produce one barrel of bitumen, and reclamation of mining sites must be done to a standard to at least the equivalent of their previous biological productivity.

A study previously issued by the University of Toronto and the University of Alberta suggested that “the choke point for the province's oil sands expansion may not be the huge carbon dioxide emissions arising from mining and processing the sticky, bitumen containing tar sands, as is widely assumed, but a lack of water.” (The Globe and Mail: Choke point for oil sands may be water shortage.)

Tweet this: OriginOil’s Second Licensing Agreement Targets Canadian Oil Sands Market http://www.originoil.com/?p=8925

Follow us on Twitter

Like us on Facebook

Signup for our Newsletter

About OriginOil, Inc. (www.originoil.com)

OriginOil has developed an energy production process for harvesting algae and cleaning up oil & gas water. Operating at the first stage of extraction, this high-speed and chemical-free process can be embedded in other systems to improve performance. Originally invented to solve the biggest problem in algae production, it is now finding demand in oil and gas fracking and production water cleanup, an immediate and fast-growing market that desperately needs clean technology solutions. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this update contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.   The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:                                                      Jerry Schranz
Antenna Group – a Beckerman Company
201-465-8020
jerry@antennagroup.com

Investor Relations OriginOil:
Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 3
International: +1-323-939-6645 Ext. 3
Fax: 323-315-2301
ir@originoil.com
www.originoil.com

Abstract

OriginOil’s second licensing agreement targets Canadian oil sands market; Alberta-based investor group to build and sell complete systems to oil service companies working on oil and water recovery

Key Words

originoil, originoil inc, ooil, origin oil, oil & gas technology, oil & gas cleanup, frac water cleanup, solids out of solution, clean-frac, algae appliance, Riggs Eckelberry, frac cleanup, hydraulic fracturing cleanup, produced water cleanup, invest algae, invest oil & gas, new oil, algae oil, renewable oil, algae biofuel, chemical free process algae, algae commercialization, algae harvesting, renewable crude oil, algae extraction, oil and gas extraction, LH Opportunity Group, Ensteel, CLEAN-FRAC,Canadian Oil Sands

2